VOTING AND STANDSTILL AGREEMENT

This Voting AND STANDSTILL Agreement (the “Agreement”) is made and entered into as of this 1st day of November, 2017, by and between Marathon Patent Group, Inc. a Nevada corporation (the “Company”), and Doug Croxall (the “Shareholder”).

Witnesseth

Whereas, the Shareholders, own certain shares of the Company’s Common Stock as identified on Schedule A attached hereto (the “Shares”); and

Whereas, in connection with their arrangements with the Company, the Company and the Shareholders have agreed to provide for certain obligations with respect to the future voting and disposition of their shares of the Company’s capital stock as set forth below and the Company has agreed to deliver this Agreement;

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Voting.

1.1 Subject Shares.

Each Shareholder, severally and not jointly, agrees, during the Term, to hold all shares of voting capital stock of the Company registered in its name or beneficially owned by it as of the date hereof and any and all other securities of the Company legally or beneficially acquired by the Shareholder after the date hereof (hereinafter collectively referred to as the “Subject Shares”) subject to, and to vote the Subject Shares in accordance with, the provisions of this Agreement.

1.2 Shareholder Approval. On each and all actions or matters submitted to a vote or consent of shareholders of the Company, the Shareholders shall vote all Subject Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) as instructed by the Board of Directors of the Company.

1.3 Legend.

(a) The Shareholders agree that, concurrently with the execution of this Agreement (or as soon as practicable thereafter), there shall be imprinted or otherwise placed, on certificates representing the Subject Shares the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AND STANDSTILL AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND SALE OF THE DISPOSITION OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AND STANDSTILL AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

In the alternative, the Company shall advise the Company’s stock transfer agent, Equity Stock Transfer of the restrictions and direct them to place appropriate stop transfer restrictions on its books and records.

(b) The Company agrees that, during the Term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Subject Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time during the Term any Person holds any certificate representing Subject Shares not bearing the aforementioned legend, the Shareholder agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate. Upon expiration of the Term, the Company shall, upon request of any Shareholder, promptly remove or cause the removal of the Legend from such Shareholder’s Shares and direct the Transfer Agent to remove such stop transfer restrictions from its books and records at the end of the Standstill Period.

1.4 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Subject Shares. The Company shall not permit the transfer of any of the Subject Shares on its books or issue a new certificate representing any of the Subject Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor.

1.5 Other Rights. Except as provided by this Agreement, the Shareholders shall exercise the full rights of a holder of capital stock of the Company with respect to the Subject Shares.

1.6 Irrevocable Proxy. To secure the Shareholders’ obligations to vote the Subject Shares in accordance with this Agreement, the Shareholders hereby appoint the Chairman of the Company or its designees, as the Shareholders’ true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the Shareholders’ Subject Shares , as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of the Shareholders if, and only if, any Shareholder fails to vote all of such Shareholder’s Subject Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for the Shareholder’s written consent or signature. The proxy and power granted by the Shareholders pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Subject Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Subject Shares.

2. STANDSTILL

The Shareholder acknowledges that, he has access to material non-public information concerning the Company. In consideration of receipt of that information and other consideration in the Retention Agreement, the Shareholder hereby agrees that for a period commencing on the date hereof and ending ten (10) days from the consummation of a Change of Control transaction as defined in the Retention Agreement by and between the Company and the Shareholder (the “Standstill Period”), the Recipient on behalf of himself and his affiliates (the “Affiliate Entities”), hereby agrees that each of the Shareholder and the Affiliated Entities shall not, other than as authorized in writing by the Company sell, transfer, pledge, hypothecate or otherwise dispose of any of the Shares during the Standstill Period.

3. Termination.

3.1 This Agreement shall continue in full force and effect until the consummation of a Change of Control as defined in the Retention Agreement(the “Term”).

3.2 Notwithstanding anything in Section 3.1 to the contrary, the obligations of the Shareholders under Section 4.1, 4.2 and 4.10 shall survive any termination or expiration of this Agreement.

4. Miscellaneous.

4.1 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, and shall be binding upon the parties hereto in the United States and worldwide.

4.3 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of parties hereto. Any amendment or waiver so effected shall be binding upon the Company, the Shareholders and any assignee of any such party.

4.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

4.6 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Subject Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Subject Shares, as the case may be, for purposes of this Agreement.

4.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

4.8 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.10 Costs and Attorney’s Fees. In the event that any action, suit or other proceeding is instituted based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory), the prevailing party shall recover all of such party’s costs (including, but not limited to expert witness costs) and reasonable attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.11 Notices. All notices required in connection with this Agreement shall be made in accordance with the Exchange Agreement.

4.12 Entire Agreement. This Agreement, along with the Exchange Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

3.13 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders, and the Company shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations (as applicable) of the Shareholder or exercise any power or authority to direct the Shareholder in the voting of any of the Subject Shares.

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In Witness Whereof, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY:

MARATHON PATENT GROUP, INC.

By:	/s/ Merrick Okamoto
Name:	Merrick Okamoto
Title:	Chairman

/s/ Douglas Croxall
Douglas Croxall

SHAREHOLDER:

By:	/s/ Douglas Croxall
Name:	Douglas Croxall
Title:	Chief Executive Officer

Schedule A

The number of shares beneficially owned by Doug Croxall that are subject to this Agreement are 2,800,000 shares.